Exhibit 99

Contact:	L-3 Communications

Corporate Communications

212-697-1111

L-3 Elects General Ann E. Dunwoody to Its Board of Directors

NEW YORK, June 5, 2013 – L-3 Communications (NYSE: LLL) announced today that General Ann E. Dunwoody (U.S. Army – retired) has been elected to its board of directors. The company’s board now comprises 12 members, 11 of whom are independent directors.

“I am very pleased to welcome General Dunwoody to L-3’s board of directors,” said Michael T. Strianese, L-3’s chairman, president and chief executive officer. “She is an accomplished, strategic leader, with a wealth of experience in the complexities of global logistics and large-scale operations. Her exemplary military achievements and broad scope of managerial responsibilities make her a strong addition to L-3’s board. I look forward to her contributions and guidance.”

Throughout her 38-year military career, General Dunwoody served in a variety of senior staff positions in the Army. From 2008 until her retirement in 2012, she headed the Army Materiel Command, one of the largest commands in the Army, employing more than 69,000 people across 145 countries and all 50 states. General Dunwoody also served as Strategic Planner for the Chief of Staff of the Army and as Executive Officer to the Director, Defense Logistics Agency. She was the first woman in U.S. military history to achieve the rank of four-star general. During her career, she was decorated for distinguished service and has received many major military and honorary awards.

General Dunwoody retired from the Army in October 2012.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, platform and logistics solutions, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2012 sales of $13.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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